EXHIBIT 17.1

TIMOTHY W. CRAWFORD
3265 WOODSTONE DRIVE
LEWIS CENTER, OHIO
43035

April 15, 2009

Sent Via Email

Capital City Energy Group
Board of Directors
8351 North High Street
Columbus, Ohio 43235

Dear Board of Directors:

After my resignation as CEO in March of 2009, I had hoped to continue as a member of the Board of Directors in order to help guide the operation and direction of the Company. However, it has become increasingly clear to me that I have a fundamental disagreement with the majority of the Board as to the business direction and financial management of the company.

I also believe that I have not been fully integrated into the decision making process of the Board. For those reasons I hereby resign from the Board of Directors effective immediately.

My name must be removed from all internal and public information indicating that I am still CEO and Chairman of the Board immediately, specifically the Company web site.

Respectfully Yours,

/s/ Timothy W. Crawford

Timothy W. Crawford

Cc:	Michael A. Smith Dennis Concilla Timothy Lavender Thomas Ferguson Jud Scheaf Michael Eberhart